Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-63912) on Form S-8 of Jack Henry & Associates, Inc. of our report dated June 28, 2016, with respect to the statement of net assets available for benefits as of December 31, 2015, appearing in this Annual Report on Form 11-K of Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2016.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota
June 29, 2017